Exhibit 99.1

[LOGO OF VIRGINIA FINANCIAL GROUP, INC. APPEARS HERE]

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Jeffrey W. Farrar

Executive Vice President and CFO

(540) 829-1603

farrarj@vfgi.net

VIRGINIA FINANCIAL GROUP, INC. ANNOUNCES

23% GROWTH IN SECOND QUARTER EARNINGS

Culpeper, VA (July 17, 2003) -Virginia Financial Group, Inc.(NASDAQ: VFGI) today reported second quarter 2003 earnings of $3.6 million or $.50 per share, an increase of 22.7% compared to earnings of $2.9 million or $.40 per share for the quarter ended June 30, 2002. Diluted earnings per share for the quarter increased 25.0% compared to second quarter 2002 results.

Earnings for the first six months of 2003 amounted to $6.9 million or $.96 per diluted share compared to earnings of $6.1 million or $.83 per diluted share. This earnings growth represents a 13.1% increase in net income and 15.7% increase in diluted earnings per share.

VFG’S earnings for the second quarter produced an annualized return on average assets of 1.28% and an annualized return on average equity of 12.41%, compared to prior year ratios of 1.12% and 10.74%, respectively. Earnings for the six month period yielded an annualized return on average assets of 1.24% and an annualized return on average shareholders’ equity of 11.97%, compared with prior year ratios of 1.18% and 11.29%, respectively.

“We are quite pleased with our performance for the second quarter of 2003, given the current market challenges facing the financial services industry”, said President and Chief Executive Officer O. R. Barham, Jr. “Our second quarter results reflect continuing strength in our noninterest revenue generating lines of business. We have also experienced some improvement in the rate of growth in our loan portfolio, and expect that trend to continue. These positive trends and continued focus on cost containment have mitigated the compression experienced in our net interest margin.”

Total noninterest income was $3.9 million for the second quarter of 2003, an increase of 24.6% compared with the same period in 2002. Higher revenues from VFG’s mortgage and retail banking operations were the primary contributors to this growth.

Fees from retail banking operations totaled $1.4 million for the quarter, an increase of 35.5% compared with the same period in 2002. This increase resulted from growth in fee oriented deposit accounts, improved fee structure and higher transaction volume.

Mortgage banking income totaled $1.3 million for the second quarter of 2003, an increase of $699 thousand or greater than 100% compared to mortgage banking income from the second quarter last year. This substantial increase resulted from a record volume of mortgage origination activity during the quarter and resulting increases in origination fee income. In the second quarter, VFG sold mortgages of $73.0 million, up 61.9% compared to $45.1 million in the same period last year.

Total noninterest income for the six month period was $7.5 million for 2003, an increase of 26.2% compared with the same period in 2002. This increase was primarily driven by fees associated with retail banking and mortgage banking operations.

Tax equivalent net interest income amounted to $11.0 million for the quarter ended June 30, 2003, an increase of $618 thousand or 5.9% over the same period in 2002. This improvement was attributable to growth in average earning assets which offset the effects of a decreased net interest margin. VFG’s net interest margin decreased to 4.21% for the quarter, compared to 4.27% for the second quarter of 2002 and 4.27% for the first quarter of 2003. Average earning assets increased to $1.04 billion for the six month period, an increase of $60.8 million or 6.7% from $973.2 million for the same period last year. VFG ended the quarter with assets of $1.15 billion, compared to 1.07 billion at the same date last year.

VFG’s ratio of non-performing assets as a percentage of total assets amounted to .61% at June 30, down from .79% at March 31. Net charge-offs as a percentage of average loans receivable amounted to .06% for the quarter, compared to .02% for the first quarter.

VFG has previously announced the signing of a definitive agreement to acquire eight branches from the following First Virginia member banks: First Virginia Bank-Southwest, First Virginia Bank-Blue Ridge and First Virginia Bank-Colonial. The branches are located in Covington, Tazewell, Woodstock, Rocky Mount and Farmville. Applications have been filed and this transaction is scheduled to consummate in the third quarter subject to regulatory approval. VFG anticipates that non-recurring transaction costs associated with this purchase will impact earnings in the third quarter by $.02 – .04 per share.

VFG has suspended the stock repurchase plan established in 2002 in contemplation of capital needs associated with the pending First Virginia branch acquisition.

VFG is the holding company for Planters Bank & Trust Company of Virginia – in Staunton; Second Bank & Trust – in Culpeper; Virginia Heartland Bank – in Fredericksburg and Virginia Commonwealth Trust Company – in Culpeper. The organization maintains a network of twenty-nine branches serving a contiguous market through the Shenandoah Valley and central and northern central Virginia.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address certain results that are expected or anticipated to occur or otherwise state the company’s predictions for the future. These particular forward-looking statements and all other statements that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Such factors include but are not limited to: general economic conditions, significant fluctuations in interest rates that could reduce net interest margin; difficulties in executing integration plans: reduction of fee income from existing products due to market conditions; and the amount of growth in the company’s general and administrative expenses. Consequently, these cautionary statements qualify all forward-looking statements made herein. Please refer to VFG’s filings with the Securities and Exchange Commission for additional information, which may be accessed at www.vfgi.net.

QUARTERLY PERFORMANCE SUMMARY

Virginia Financial Group, Inc. (NASDAQ: VFGI)

(Dollars in thousands, except per share data)

	For the Three Months Ended		Percent Increase (Decrease)
	06/30/2003	06/30/2002
INCOME STATEMENT
Interest income—taxable equivalent	15,789	16,322	-3.27%
Interest expense	4,764	5,915	-19.46%
Net interest income—taxable equivalent	11,025	10,407	5.94%
Less: taxable equivalent adjustment	586	517	13.35%
Net interest income	10,439	9,890	5.55%
Provision for loan and lease losses	322	400	-19.50%
Net interest income after provision for loan and lease losses	10,117	9,490	6.61%
Noninterest income	3,870	3,105	24.64%
Noninterest expense	9,195	8,670	6.06%
Provision for income taxes	1,203	1,000	20.30%
Net income	3,589	2,925	22.70%

PER SHARE DATA
Basic earnings	$0.50	$0.40	25.00%
Diluted earnings	$0.50	$0.40	25.00%

Shares outstanding	7,149,659	7,302,006

Weighted average shares—
Basic	7,154,236	7,291,941
Diluted	7,189,857	7,318,887

Shares repurchased	12,100	—
Average price of shares repurchased	$30.40	$—

Dividends paid on common shares	$0.19	$0.18

PERFORMANCE RATIOS
Return on average assets	1.28%	1.12%	14.29%
Return on average equity	12.41%	10.74%	15.55%
Return on average realized equity (A)	13.22%	11.00%	20.18%
Net yield on earning assets (taxable equivalent)	4.21%	4.27%	-1.41%
Efficiency (taxable equivalent) (B)	61.85%	64.01%	-3.37%

ASSET QUALITY
Allowance for loan losses
Beginning of period	9,367	8,444
Provision for loan losses	323	400
Charge offs	(416)	(134)
Recoveries	70	104
End of period	9,344	8,814

NOTES: Applicable ratios are annualized

(A)	Excludes the effect on average shareholders’ equity of unrealized gains (losses) that result from changes in market values of securities and other comprehensive pension expense.
(B)	Excludes foreclosed property expense and non-recurring items for all periods.

QUARTERLY PERFORMANCE SUMMARY

Virginia Financial Group, Inc. (NASDAQ: VFGI)

(Dollars in thousands, except per share data)

	For the Six Months Ended		Percent Increase (Decrease)
	06/30/2003	06/30/2002
INCOME STATEMENT
Interest income—taxable equivalent	31,649	32,869	-3.71%
Interest expense	9,755	12,095	-19.35%
Net interest income—taxable equivalent	21,894	20,774	5.39%
Less: taxable equivalent adjustment	1,174	1,045	12.34%
Net interest income	20,720	19,729	5.02%
Provision for loan and lease losses	645	801	-19.48%
Net interest income after provision for loan and lease losses	20,075	18,928	6.06%
Noninterest income	7,529	5,966	26.20%
Noninterest expense	18,345	16,703	9.83%
Provision for income taxes	2,376	2,104	12.93%
Net income	6,883	6,087	13.08%

PER SHARE DATA
Basic earnings	$0.96	$0.84	14.29%
Diluted earnings	$0.96	$0.83	15.66%

Shares outstanding	7,149,659	7,302,006

Weighted average shares—
Basic	7,161,280	7,289,346
Diluted	7,196,207	7,313,073

Shares repurchased	28,507	—
Average price of shares repurchased	$28.68	$—

Dividends paid on common shares	$0.37	$0.36

PERFORMANCE RATIOS
Return on average assets	1.24%	1.18%	5.08%
Return on average equity	11.97%	11.29%	6.02%
Return on average realized equity (A)	12.85%	11.59%	10.87%
Net yield on earning assets (taxable equivalent)	4.24%	4.29%	-1.17%
Efficiency (taxable equivalent) (B)	62.36%	62.28%	0.13%

ASSET QUALITY
Allowance for loan losses
Beginning of period	9,180	8,266
Provision for loan losses	646	801
Charge offs	(591)	(410)
Recoveries	109	157
End of period	9,344	8,814

Allowance as a percent of total loans	1.27%	1.32%

Nonaccrual loans	1,257	2,938
Other real estate owned	1,052	100
Restructured debt	4,707	5,420
Total nonperforming assets	7,016	8,458
Loans past due 90 days accruing interest	512	33

Nonperforming assets to loans and other real estate owned	0.95%	1.27%

NOTES:  Applicable ratios are annualized

(A)	Excludes the effect on average shareholders’ equity of unrealized gains (losses) that result from changes in market values of securities and other comprehensive pension expense.
(B)	Excludes foreclosed property expense and non-recurring items for all periods.

QUARTERLY PERFORMANCE SUMMARY

Virginia Financial Group, Inc. (NASDAQ: VFGI)

(Dollars in thousands, except per share data)

	For the Six Months Ended		Percent Increase (Decrease)
	06/30/2003	06/30/2002
SELECTED BALANCE SHEET DATA
End of period balances

Securities available for sale	319,332	290,315	10.00%
Securities held to maturity	7,056	10,043	-29.74%

Total securities	326,388	300,358	8.67%

Real estate—construction	64,635	54,097	19.48%
Real estate—1 to 4 family	234,621	251,982	-6.89%
Real estate—commercial and multifamily	311,779	224,358	38.96%
Commercial and agricultural	66,548	80,068	-16.89%
Consumer loans	48,275	57,363	-15.84%
Other loans	17,812	8,488	109.85%
Total loans	743,670	676,356	9.95%

Allowance for loan losses	(9,344)	(8,814)	6.01%

Other earning assets	9,210	29,382	-68.65%

Total earning assets	1,079,268	1,006,096	7.27%

Total assets	1,145,670	1,069,017	7.17%

Non-interest bearing deposits	186,024	161,621	15.10%
Money market & interest checking	286,186	249,497	14.71%
Savings	112,541	101,809	10.54%
CD’s and other time deposits	403,682	408,042	-1.07%
Total deposits	988,433	920,969	7.33%

Short-term borrowed funds	21,528	17,308	24.38%
Federal Home Loan Bank advances	9,180	12,180	-24.63%

Total interest-bearing liabilities	833,117	788,836

Total shareholders’ equity	119,501	112,489	6.23%

Average balances

Securities, at amortized cost	292,373	274,871	6.37%

Loans	720,644	666,017	8.20%

Other earning assets	25,480	32,337	-21.20%

Total earning assets	1,038,497	973,225	6.71%

Total assets	1,120,681	1,044,291	7.32%

Non-interest bearing deposits	169,560	146,596	15.66%
Money market & interest checking	283,697	243,293	16.61%
Savings	109,154	99,466	9.74%
CD’s and other time deposits	402,790	410,960	-1.99%
Total deposits	965,201	900,315	7.21%

Short-term borrowed funds	20,765	18,896	9.89%